Exhibit 1.3

AMENDMENT NO. 1 TO AT MARKET ISSUANCE SALES AGREEMENT

August 26, 2022

B. Riley Securities, Inc.

299 Park Avenue, 7th Floor

New York, NY 10171

Ladies and Gentlemen:

MediciNova, Inc. (the “Company”) and B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.) (the “Agent,”) are parties to that certain At Market Issuance Sales Agreement dated August 23, 2019 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.    With respect to issuances of Placement Shares that occur on or after the date hereof, reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3, as amended, filed with the Securities and Exchange Commission on August 26, 2022 (“New Registration Statement”).

2.    All references to “August 23, 2019” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “August 23, 2019 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated August 26, 2022)”.

3.    In addition to the requirements under Section 9 of the Original Agreement, the Company agrees to pay the reasonable fees and disbursements of the Agent counsel in an amount not to exceed (a) $10,000 in connection with this Amendment No. 1 to At Market Issuance Sales Agreement and (b) for each calendar quarter during which the Company issues Placement Shares under the Original Agreement, as amended by this Amendment No. 1, $2,500 in the aggregate for such calendar quarter in connection with ongoing diligence arising from the transactions contemplated by this Amendment and the Original Agreement.

4.    This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

5.     This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.    The Company and the Agent each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

7.    This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

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If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

MEDICINOVA, INC.

By:	/s/ Yuichi Iwaki, M.D., Ph.D.
Name:	Yuichi Iwaki, M.D., Ph.D.
Title:	President and Chief Executive Officer

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking

[Signature page to Amendment No. 1 to At Market Issuance Sales Agreement]